Exhibit 99.1

Fox Factory Holding Corp. Announces Expansion of Executive Management Team

11-Year FOX Veteran with 22 Years of Industry Experience, Mario Galasso Promoted to President

SCOTTS VALLEY, California, February 24, 2014 – Fox Factory Holding Corp. (NASDAQ:FOXF) (“FOX”) today announced that the Board of Directors approved the following expansion and reorganization of its executive management team, effective February 24, 2014:

•	Mario Galasso has been promoted to President, a newly created position. Mr. Galasso had previously been serving as Senior Vice President – Business Divisions. The promotion reflects Mr. Galasso’s expanding responsibilities in support of the Company’s future growth.

•	John Boulton has been promoted to serve as head of the newly created department of Strategic Business Development as its Senior Vice President. Mr. Boulton previously served as the Company’s Senior Vice President – Global Operations.

•	Bill Katherman has been promoted to Senior Vice President – Global Operations, the position previously held by Mr. Boulton. Mr. Katherman’s prior position at FOX was Vice President – Supply Chain. In addition to his current responsibilities for supply chain management as well as managing the operations at the Company’s Watsonville and Taiwan facilities, Mr. Katherman will now manage the Company’s Quality Engineering, Machining Operations and Business Process Engineering teams.

•	John Blocher has been promoted from Corporate Controller to Vice President & Corporate Controller, reflecting his expanded responsibilities following the Company’s listing as a publicly traded company. Mr. Blocher will continue to report directly to Zvi Glasman, Chief Financial Officer.

Larry Enterline, Chief Executive Officer, stated, “We are now six months into operating our business as a public company and our team continues to make great progress on our key initiatives. Both John Boulton and Bill Katherman deserve a lot of the credit for helping us successfully execute our margin improvement initiatives. By realigning our key management personnel, we will streamline our operations and position ourselves to better support our expanding business. I also want to thank the entire FOX team for their hard work and contributions to our success.”

About Fox Factory Holding Corp. (NASDAQ:FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Contact

Katie Turner

ICR

646-277-1228

Katie.turner@icrinc.com